Prospectus Supplement
(To prospectus dated February 10, 2004)
Pioneer Financial Services, Inc. 25,000,000 Investment Notes Minimum Investment of $1,000 Rate Supplement

		Interest Paid or Compounded Annually
Term	Principal Amounts of $1,000 - $9,999	Principal Amounts of $10,000 - $24,999 IRA Amounts of $1,000 - $9,999	Principal Amounts of $25,000 - $100,000 IRA Amounts $10,000 - $100,000
12-35 months	1.00%	1.75%	2.00%
36-59 months	4.00%	4.50%	5.00%
60-95 months	6.00%	6.50%	7.00%
96-119 months	8.00%	8.50%	9.00%
120 months	8.50%	9.00%	9.50%

Investment Notes are offered in principal amounts from $1,000 to $250,000 in increments of $1,000. Interest rates on notes in a principal amount in excess of $100,000 will be negotiated on a case-by-case basis based upon our financial requirements, the term of the investment and prevailing interest rates.

Rates are valid from January 27, 2005 until February 28, 2005.

Holders of notes in a principal amount of $10,000 or more may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the note.

An offer may only be made by the prospectus dated February 10, 2005, delivered in connection with this prospectus supplement dated January 27, 2005. See “Risk Factors” beginning on page 6 of the prospectus for certain factors you should consider before buying the notes.

You may obtain an additional copy of the prospectus dated February 10, 2005, free of charge from Pioneer Financial Services, Inc. by calling 800-336-5141.

Investment Notes represent unsecured, subordinated obligations of Pioneer Financial Services, Inc. and are not insured or guaranteed by the FDIC, any other governmental or private insurance fund, or any other entity.

	Price to Public	Underwriting Discount and Commission	Proceeds to Company
Per Debenture	100%	None	100%
Total	100%	None	$25,000,000[1]
1 Before deduction of expenses

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities passed upon the accuracy or adequacy of this prospectus. Any representation of the contrary is a criminal offense.

The date of this prospectus supplement is January 27, 2005

Pioneer Financial Services, Inc.
   4700 Belleview Avenue, Suite 300
Kansas City, Missouri 64112
816-756-2020 or 800-336-5141